Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

James F. Ropella
Senior Vice President and Chief Financial Officer
(608) 232-5970
jropella@firstbusiness.com

First Business Financial Services, Inc. Announces Closing of $25.3 Million Common Stock Offering

MADISON, Wis. - December 10, 2012 (GLOBE NEWSWIRE) - First Business Financial Services, Inc. (Nasdaq: FBIZ) (the “Company”), the parent company for First Business Bank and First Business Bank - Milwaukee, announced today the closing of its previously announced public offering of 1,100,000 shares of common stock at $23.00 per share resulting in aggregate gross proceeds of $25.3 million. The shares sold do not include up to 165,000 shares which may be purchased by the underwriters within 30 days pursuant to their over-allotment option. The net proceeds of the offering after deducting underwriting discounts and commissions and estimated offering expenses were approximately $23.5 million.
Stifel, Nicolaus & Company, Incorporated served as sole book-running manager and Raymond James & Associates, Inc. and FIG Partners, LLC served as co-managers for the offering.
"We are extremely excited to have completed this very successful common equity raise,” said Corey A. Chambas, President and Chief Executive Officer. “We believe it positions First Business to fully capitalize on the disruption that has taken place in the Wisconsin banking environment, and to fulfill our growth and expansion strategies."

About First Business Financial Services, Inc.
First Business Financial Services (Nasdaq:FBIZ) is a $1.2 billion Wisconsin-based bank holding company that specializes in focused financial solutions for businesses, key executives, and high net worth individuals through its operating companies. It is the 2nd largest Wisconsin-based commercial bank holding company listed on NASDAQ or the NYSE. Its companies include: First Business Bank - Madison; First Business Bank - Milwaukee; First Business Bank - Northeast; First Business Trust & Investments; First Business Equipment Finance, LLC; and First Business Capital Corp. For additional information, visit www.firstbusiness.com or call (608) 238-8008.

Forward Looking Statements
This press release includes "forward-looking" statements related to First Business Financial Services, Inc. (the "Company") that can generally be identified as describing the Company's future plans, objectives or goals. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the factors that could affect the Company's future results, please see the Company's prospectus filed as part of a Registration Statement on Form S-1, annual report on Form 10-K, quarterly reports on Form 10-Q and other filings with the Securities and Exchange Commission.